UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted
[X]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                  STEVIA CORP.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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     to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
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
                                  STEVIA CORP.

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                    SUPPLEMENT TO THE PROXY STATEMENT FOR THE
                  SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                FEBRUARY 9, 2015

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                                                                January 29, 2015

     These Definitive Additional Materials amend and supplement the definitive proxy statement dated January 21, 2015 (the "Definitive Proxy Statement") of Stevia Corp. (the "Company"), initially mailed to shareholders of the Company on or about January 23, 2015, for a special meeting of shareholders of the Company to be held on February 9, 2015 at 8:00 a.m. local time, at 7117 US 31 S, Indianapolis, IN 46227 for the following purposes:

     1. To approve a proposed amendment to our Articles of Incorporation to increase the authorized number of shares of common stock available for issuance from 250,000,000 to 750,000,000 shares of common stock, par value $0.001 per share.

     2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

     On January 26, 2015, the Company issued a press release announcing an investor update conference call to be held on January 29, 2015 at 4:30 p.m. EST. A transcript of the Company's presentation from the investor update conference call is attached below. Additionally, an archive of the investor call, along with questions and answers from the call have been posted at http://www.steviacorp.com.

     If any shareholders have not already submitted a proxy for use at the special meeting, they are urged to do so promptly. No action in connection with this supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

     The information contained herein speaks only as of January 29, 2015 unless the information specifically indicates that another date applies.

                  TRANSCRIPT OF THE COMPANY PRESENTATION AT THE
          JANUARY 29, 2015 STEVIA CORP. INVESTOR UPDATE CONFERENCE CALL

KEN MACIORA:

Good afternoon, everyone, and thank you for joining the Stevia Corp. Investor Update Conference Call.

We would like to take this opportunity to welcome all our shareholders. To all other interested parties, we hope you find this call interesting and informative.

With us today from management is George Blankenbaker, President of Stevia Corp. Before we begin, I would like to remind you that today's webcast and call will be archived on the company's website at www.steviacorp.com. Hopefully, everyone saw the press release we issued on January 26, 2015. In that press release, it encouraged shareholders to email questions to questions@steviacorp.com. That email will continue to be open to receive questions for the duration of today's call. Once again, the email address is questions@steviacorp.com.

Before Mr. Blankenbaker provides the current update, I also need to provide the following Notice Regarding Forward-Looking Statements:

Portions of today's call will contain forward-looking statements as defined by federal law, including the Private Securities Litigation Reform Act of 1995. Statements made during this call, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this call, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that any beliefs, plans, expectations and intentions contained in this call are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information contained in this call and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission, all of which could have a material impact on our financial performance and prospects. This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This is presented as a source of information and not an investment recommendation.

With that introduction, I'd now like to turn over the call to Mr. Blankenbaker. Go ahead please, Sir.

GEORGE:

Thank you Ken and welcome to all of our shareholders. It is my goal for this call to be informative and to answer as many questions as we can in the time allotted. I am going to start by providing an overview of where the company has been, where it is now, and where we see it going over the next year. After my overview, James DeRosa will read your questions and I will respond to them.

I think it is important for everyone to first understand the history of the Company and how that ties into our current direction going forward. I lived in Asia fourteen years and in 2002 began working with the Food Veterinary Authority of Singapore (AVA) to provide strategically important food supplies to Singapore
- consisting of both agriculture and aquaculture operations. In 2008 certain stevia extracts achieved GRAS status (Generally Recognized As Safe) by the US and I was approached to grow stevia for PureCircle who is the exclusive supplier to PepsiCo.

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
In 2011 we undertook a reverse merger into a US public shell company placing the stevia assets into the public company in return for shares and renamed it Stevia Corp. Although the headquarters was in the US, the operations remained in Asia. To keep overhead low, Stevia Corp located the corporate headquarters in an office in Indianapolis where I own the office property and Stevia Corp is charged a flat rate of $500 per month for the office space including all facilities which was accrued until Dec 31, 2013 and exchanged for shares and with subsequent billings also being accrued. Also during that period I had financially supported the company with nearly a million dollars of accounts owing to me or affiliated companies, which monies were also converted into shares. I have also never received any cash compensation from the company for my executive services as President or Director and my only form of compensation has been shares. So it is important to know that as the largest shareholder with substantial investment into the company, I am very much aligned with the shareholders when it comes to maximizing shareholder value and limiting unnecessary dilution.

For the Asia operations, Stevia Corp leveraged the infrastructure that has been built since I first moved there in 1989 and has again incurred minimal expenses for administrative and office overhead. Our focus has been on using the available cash to grow the business and achieve our growth targets.

Stevia Corp's DNA is that of a farm management company and our initial focus was on the agronomics of the stevia plant from plant breeding to post harvest techniques which includes the extraction technologies that are used to capture the high value compounds produced by any plant and making use of those compounds in value added products. That has been the foundation of our business plan and that focus has not changed. The Company's first product was stevia leaf and while growing leaf is important, it remains a commodity product and our focus has been to create value added products from the extracts.

Most people think of stevia only as a sweetener and don't realize it is a medicinal herb and has been used as a medicinal herb in South America for centuries where it is native and that it is also classified as a medicinal herb in China where most of the commercial stevia is currently grown. There have been many research studies done by Japanese, Chinese and Korean institutes confirming stevia's health properties for chicken's, pigs and cows and as fertilizer for plants. In July 2012, we obtained the rights to product formulations that combine stevia extracts with an existing probiotic and enzyme product line, which is produced by our technology partner, Tech-New Bio-Technology. We then obtained various government approvals so that we could carry out tests for agriculture and aquaculture use and determined that aquaculture would provide the greatest economic value. Stevia has the additional advantage of being a feed attractant for the fish and internal tests indicated that we could achieve higher survivability, faster growth, lower food conversion ratio, and higher yield in a shorter period resulting in an economic advantage after you take into account the additional cost of the feed additives. We are now in the process of commercializing our stevia feed formulations and believe this is the area we will maximize shareholder value from stevia production.

We are approaching hemp in a similar manner. The seeds and fiber are important commodities, but we believe the greatest long-term value lies with the cannabinoids. And just like stevia, we intend to use our core competencies to identify the compounds we need the plant to produce, breed the plants for that purpose, extract the compounds, and apply them to a value added product. The only issue with this approach is that it is not yet legal for a US company to grow hemp so we are first focusing on the IP related to the commercialization of the cannabinoids and have so far filed four provisional patents.

But while we believe the long-term shareholder value will be created from commercializing various plant extracts and related IP, we cannot neglect the core business, which is farm management. We currently manage farms in Vietnam, Indonesia, Thailand and China with our administrative office centered in Singapore. At the farm management level we grow a variety of crops ranging from stevia to chili and we have successfully met our benchmark goals each year starting from test fields in 2012 to over 1,000 tons in 2013, over 2,000 tons in 2014 and are projecting over 3,000 tons in 2015. We have built credibility in the region and are now being approached by groups in the Philippines, Laos, Cambodia, international NGO's and others to help manage their operations. Moving forward our focus will be less on expanding our own acreage, which is capital intensive, and more on supporting third party operations and down stream value-add opportunities.

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
As part of the down-stream approach, we are currently in discussions with one of our customers to establish a joint factory in Vietnam to process dehydrated vegetables to supply one of the largest food conglomerates in Korea. The dehydrated vegetables are used as seasoning for products such as ramen noodles. Because costs are increasing in China, they are moving their operation to Vietnam this year and want to partner with an established company.

We are also working with our aquaculture advisor, Andrew Kaelin, to establish commercial production of seafood in South America this year utilizing our protocol to supply major chains such as the Darden Restaurants Group, Red Lobster and major buyers in Europe.

It is important that I emphasize that there is a high risk that these opportunities won't materialize and as a development company there will be many things that we will aim for and fail to reach. However, I also believe it is important that the shareholders understand the types of opportunities that management is evaluating and why management believes it is important that the Company increase its authorized shares such that management has the flexibility to consider such opportunities and propose a structure that is most favorable to the Company and maximize shareholder value.

I believe most of you are aware that the Company filed a Schedule 14A Proxy Statement with the US Securities and Exchange Commission on January 21, 2015 for a special meeting of stockholders to be held at 8:00 AM EST on February 9, 2015 at our corporate headquarters to vote on increasing the authorized number of shares of common stock available for issuance from 250,000,000 to 750,000,000 shares.

This brings up two questions. Why does management believe it is in the best interest of the company to increase the authorized shares? And why increase by so much?

As of January 2, 2015 there were 198,239,385 shares of common stock issued and outstanding. Based on current financings as filed with the US Securities and Exchange Commission, the Company is required to reserve shares for potential future conversions and the total issued shares plus required reserve shares exceeds the current authorized shares. Keep in mind that the amount of shares that the Company is required to reserve is well more than the actual shares that would be issued if the conversion was done at current market prices. The excess shares the company is required to reserve is to protect the investor in case of future falling share prices.

But why increase the authorized shares by so much?

Having authorized shares doesn't necessarily mean that the Company will issue the shares and it doesn't cost more to authorize 750 million than 500 million shares, but it does cost a substantial amount of time and money each time that the Company needs to file a Proxy Statement. Management believes it is better to have and not need than to need and not have and this will provide the greatest flexibility to consider future potential business opportunities and propose a structure that is most favorable to the Company.

Over all we continue to grow our core business as we focus on commercializing our IP and I believe the market will be pleased with our developments in 2015.

At this point I would like to open it up to e-mail questions and have James DeRosa read the questions and I will respond.

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